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                                                                Exhibit 16.1
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                     [letterhead of Arthur Andersen LLP]

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

April 19, 2002


Dear Sir/Madam:

We have read the first and second paragraphs and items 1 and 2 of the third paragraph of Item 4 included in the Form 8-K dated April 19, 2002 of Angelica Corporation filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,


/s/ Arthur Andersen LLP


cc: Mr. Ted Armstrong, Angelica Corporation